Exhibit 4.8

Amendment Agreement

to the Technical Cooperation Agreement made as of June 30, 1999 between

Matsushita Electric Industrial Co., Ltd., Osaka, Japan (“MEI”)

and

EPCOS AG, Munich, Germany (“EPCOS”)

- MEI and EPCOS hereinafter called the “Parties” -

WHEREAS, the Parties have entered into a Technical Cooperation Agreement in the field of passive electronic components as of June 30, 1999 (the “Agreement”), and since then have been successfully engaged in technical exchanges and considered technical know-how and joint development agreements (such agreements called “Ancillary Agreements” in the Agreement);

WHEREAS, the Parties wish to continue their cooperation under the Agreement with some modifications thereto after the expiration (as of June 30, 2004) of the Shareholders’ Agreement between Matsushita Electric Industrial Co., Ltd., Matsushita Electronic Components Co., Ltd., Matsushita Electronic Components (Europe) GmbH and Siemens AG dated June 30, 1999;

NOW, THEREFORE, EPCOS and MEI hereby agree as follows:

1.	Section 3.2 of the Agreement shall be replaced by the following provisions:

“3.2	Whenever MEI and EPCOS mutually deem it beneficial during the term of this Agreement, MEI and EPCOS will hold technical meetings at the time and place to be then determined, in order to exchange general information, demonstrate their capabilities and achievements and discuss their experiences and the feasibility of possible Technical Assistance and/or Joint Development between MEI and EPCOS.”

2.	Section 3.4 of the Agreement with regard to EPCOS’ obligation to pay the service fee shall be deleted in its entirety. Accordingly, the final payment by EPCOS of the service fee of Euro 20,000 in accordance with such Section shall be made on or prior to March 20, 2004.

3.	Sections 10.1 through 10.4 of the Agreement shall be replaced by the following provisions:

“10.1	This Agreement shall become effective as of the Effective Date and shall continue in full force and effect until June 30, 2004. Thereafter, this Agreement may be automatically extended for additional terms of one (1) year each, unless either Party provides the other Party, at least six (6) month prior to the expiration date of the then current term, with the written notice of the intent to amend the terms and conditions of the Agreement or not to extend the Agreement.

10.2	Either Party may terminate this Agreement forthwith by providing written notice to the other Party in the event that:

•	such other Party shall have been in material breach and/or default with regard to any provision of this Agreement and/or any Ancillary Agreement and such material breach and/or default shall not have been corrected within sixty (60) days after receipt of written notice specifying the nature of such breach and/or default.

•	such other Party sells or transfers all or substantially all of its assets to any third party; or

•	there occurs any such change in the capital ownership and/or management control of such other Party as, in the sole opinion of the terminating Party, may significantly adversely affect the performance of the Agreement and/or the benefit or rights of the terminating Party in this Agreement;

Such termination shall be without any prejudice to the rights, which the terminating Party may have under this Agreement and/or Ancillary Agreements.

10.3	The provisions of Articles 1, 6, 7, 8, 9, 11, 12, 13, 14, 15, 16, 17, 18, 19, and 20 shall continue after and survive any expiration or termination of this Agreement, unless otherwise explicitly agreed in writing by the Parties.

10.4	Any termination of this Agreement shall not affect the validity of the Ancillary Agreements. The term and termination of the Ancillary Agreements shall be solely governed by the pertaining provisions contained in the respective Ancillary Agreement.”

4.	Section 15.1 of the Agreement shall be replace by the following provisions:

“15.1	Any notice shall be sent to the appropriate address shown below or to such other address as the Party to receive the notice may have last designated in writing in the manner herein provided. Such notice shall be given in writing, and shall be deemed effective (i) if personally delivered, at the time delivered by hand, (ii) if delivered by facsimile transmission, upon confirmation of transmission, (iii) if by courier, on the business day such courier guarantees delivery, and (iv) if delivered by air mail, seven (7) business days after deposit in the mail, postage prepaid, all properly addressed as follows:

EPCOS AG
St.-Martin-Strasse 53, D-81617 Munich,
Federal Republic of Germany
Attention: Dr. Richard Veith
facsimile : +49-89-636-28484

Matsushita Electric Industrial Co., Ltd.
369 Nogifukutomi-cho, Matsue City,
Stimane 690-8527, Japan
Attention: Director;
Electronic Circuit Capacitor Division
facsimile : +81-852-26-8061”

5.	All the terms and conditions set forth in the Agreement, except to the extent they are replaced or amended by the present Amendment Agreement, shall remain in full force and effect.

6.	This Amendment Agreement shall become effective as of June 30, 2004 and shall continue in effect for so long as the Agreement remains effective.

IN WITNESS WHEREOF, EPCOS and MEI have caused there duly authorized representatives to execute this Amendment Agreement in two originals, each of which will be retained by EPCOS and MEI, respectively.

EPCOS AG

/s/ R. Veith		/s/ U. Menzl
By:	Dr. R. Veith	By:	U. Menzl
Title:	Corporate Executive Vice	Title:	Corporate Legal Counsel
President Technology and Quality

Date: June 15, 2004		Date: June 15, 2004

Matsushita Electric Industrial Co., Ltd.

/s/ Kazuichi Yamashita		/s/ M. Moriwaki
By:	Kazuichi Yamashita	By:	Masashi Moriwaki
Title:	Director,	Title:	General Manager
Electronic Circuit Capacitor Division

Date: June 8, 2004		Date: June 8, 2004